Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement No. 333-198179 on Form S-8 of Midcoast Energy Partners, L.P. of our report dated February 13, 2017, relating to the financial statements of Texas Express Pipeline LLC as of December 31, 2016 and 2015, and for the years ended December 31, 2016, 2015 and 2014, appearing in this Annual Report on Form 10-K of Midcoast Energy Partners, L.P. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Houston, Texas
February 16, 2017